UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 29, 2005
ADVANCED LIGHTING TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-27202	34-1803229

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

32000 Aurora Road	Solon, Ohio	44139

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code  440/519-0500
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3—Securities and Trading Markets
Item 3.02 Unregistered Sales of Equity Securities
(a) January 3, 2005, the Company sold 350 of its newly authorized Series B Preferred Shares for $1,000 per share to Saratoga Lighting Holdings LLC (“Saratoga”), which previously owned approximately 85% of the Common Shares and 95% of the Series A Preferred Shares of the Company. The Series B Preferred Shares were offered and sold only to Saratoga, under the Section 4(2) exemption from Section 5 of the Securities Act of 1933, as amended, since it involved a private offer and sale to the Company’s controlling shareholder, which represented that it would hold the shares for investment and agreed to transfer restrictions. The proceeds of the Series B Preferred are to be used for the retirement of the Company’s Subordinated Redeemable Non-Interest-Bearing Contingent Payment Certificates Expiring 2009, issued in connection with the Company’s Fourth Amended Plan of Reorganization.
Section 5—Corporate Governance and Management
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(c) On December 29, 2005, Wayne J. Vespoli, Executive Vice President and Treasurer of Advanced Lighting Technologies, Inc. was appointed by the Board of Directors to the additional office of Chief Financial Officer. In this position, Mr. Vespoli will act as the principal financial officer and the principal accounting officer of the company.
Mr. Vespoli was elected Executive Vice President and Treasurer in January 2004. His primary responsibilities in these positions include the company’s financing and treasury operations, as well as strategic and financial planning. Prior to joining the company, Mr. Vespoli was a principal in The Parkland Group, a consulting firm. Mr. Vespoli was employed by the Parkland Group from 2002 to 2004. From 1988 to 2001, Mr. Vespoli was employed by Chiquita Brands International, Inc., in various financial and managerial positions. From 1982 to 1988, Mr. Vespoli was employed by Arthur Andersen and Co., most recently as an Audit Manager.
As reported in the Company’s Annual Report on Form 10-K for its fiscal year ended June 30, 2005, the Company and Mr. Vespoli have entered into a Severance and Noncompetition Agreement relating to his employment with the Company. The agreement provides for severance payments payable in the same amounts and at the same intervals as his current base pay for a period of one year upon termination, other than a termination for “cause” or a termination resulting Mr. Vespoli’s resignation without “good reason.” The agreement also provides that, upon termination, the Mr. Vespoli will not engage in any business that competes with the business carried on by the company or any of its subsidiaries or affiliates for a period of one year. Mr. Vespoli’s base salary for the company’s fiscal year ending June 30, 2006 is $214,200, and, upon achievement of certain performance criteria for fiscal 2006, he may be awarded bonus compensation.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On December 29, 2005, the articles of incorporation of the Company were amended to authorize a new class of 1,000 shares of preferred stock, designated as Series B Preferred shares. The Series B Preferred has a liquidation preference of $1,000 per share, plus dividends at the rate of 8% per annum, when and if declared. The Series B Preferred ranks pari passu with the Company’s Series A Preferred shares on liquidation. The Holder of the Series B Preferred may, by notice, require the Company to redeem the outstanding Series B Preferred on or after April 1, 2009. The Company may redeem the

Series B Preferred in whole, but not in part, at any time. The redemption price for the Series B Preferred is equal to the liquidation preference amount for such shares. The Series B Preferred shares are each entitled to one vote on each matter presented to shareholders of the Company, as well as one vote on each matter required to be voted upon by the Series B Preferred as a class. As a consequence, the 350 shares of Series B Preferred issued to Saratoga represent 100% of the issued and outstanding Series B Preferred and approximately 1.1% of the issued and outstanding voting power of the Company. Saratoga holds approximately 98.9% of the voting power of the Company in the aggregate.
Section 9—Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Title
3.1	Certificate of Amendment by Directors or Incorporators to Articles of Advanced Lighting Technologies, Inc.

     SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED LIGHTING TECHNOLOGIES, INC.

Date: January 5, 2006	By:	/s/ Wayne J. Vespoli

Wayne J. Vespoli
Executive Vice President